EXHIBIT 10.10

Mark Lowdell PhD

The Oak, Wix Road

Beaumont-cum-Moze

Essex UK

CO16 0AT

1 May 2018

Dear Dr. Lowdell,

Consultancy agreement

We are writing to confirm the terms of our agreement concerning the provision of your consultancy services to Inmune Bio International Ltd. (Client).

Term

You shall provide your services to the Client from 1 January 2018 unless and until this agreement is terminated by either party giving to the other not less than 4 weeks' prior written notice or as otherwise provided in this letter.

Duties

You shall use your best endeavours to promote the interests of the Client and affiliated companies and, unless prevented by ill health or accident, devote at least 18 or the equivalent of 60% of working time in each calendar month to carrying out the following services for the Client:

You will function as the Chief Scientific Officer of INmune Bio. You will also be the Chairman of the Scientific Advisory Board. (Services).

If you are unable to provide the Services due to illness or injury you shall notify CEO as soon as reasonably practicable.

You shall ensure that you are available at all times on reasonable notice to provide such assistance or information as the Client may require.

You have no authority (and shall not hold yourself out as having authority) to bind the Client, unless we have specifically permitted this in writing.

You must not engage in any activity, practice or conduct which would constitute either a UK tax evasion facilitation offence or a foreign tax evasion facilitation offence under the Criminal Finances Act 2017. Failure to do so may result in the immediate termination of this agreement.

Fees and expenses

The Client will pay you a fee of $6,000 USD per month exclusive of VAT. Compensation will be renegotiated from time-to-time as circumstances of the Client change. In addition, you will be awarded 400,000 options with a strike price of $7.80 USD. Options will vest on a monthly basis for 24 months, 16,666 options per month, as long as you remain as a consultant to the Client. The vesting of the options begins on 30 March 2018 coincident with the approval of the Option Plan by the Company Board of Directors. If consultant becomes a full-time employee of the Client, vesting of any remaining options become subject to the rules and regulations of the Client Option Plan. You shall submit invoices to the Client on a monthly basis setting out the hours that you have worked for the Client during the preceding month and any VAT payable (if applicable). The Client will pay such invoices 30 days of receipt OR in accordance with its usual payment terms.

The Client shall reimburse all your reasonable expenses incurred in providing the Services OR those expenses agreed in advance as necessary for the proper performance of the Services] within 60 days of receipt of your invoice and all relevant receipts OR You shall bear your own expenses.

We are entitled to deduct from any sums payable to you any sums that you may owe the Client or any other Client in its group]at any time.

Other activities

In addition to existing consultancy contracts already in place at the time of this agreement, you may be engaged, employed or concerned in any other business, trade, profession or other activity which does not place you in a conflict of interest with the Client. However, you may not be involved in any capacity with a business other than those with which you hold existing contracts which does or could compete with the business of the Client without the prior written consent of CEO after approval of the Board of Directors. The list of companies with which you have existing consultancy agreements at the time of commencement of this agreement are listed in Appendix A

Confidential information and Client property

You shall not use or disclose to any person either during or at any time after your engagement by the Client any confidential information about the business or affairs of the Client or any of its business contacts, or about any other confidential matters which may come to your knowledge in the course of providing the Services. For the purposes of this clause, confidential information means any information or matter which is not in the public domain and which relates to the affairs of the Client or any other Client in its group or any of or their business contacts.

All documents, manuals, hardware and software provided for your use by the Client, and any data or documents (including copies) produced, maintained or stored on the Client's computer systems or other electronic equipment (including mobile phones if provided by the Client), remain the property of the Client.

Intellectual property

You hereby assign to the Client all existing and future intellectual property rights (including, without limitation, patents, copyright and related rights) and inventions arising from the Services for the Client. You agree promptly to execute all documents and do all acts as may, in the opinion of the Client, be necessary to give effect to this.

You hereby irrevocably waive all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you have or will have in any existing or future works.

Termination

The Client may at any time terminate your engagement with immediate effect with no liability to make any further payment to you (other than in respect of any accrued fees or expenses at the date of termination) if:

you are in material breach of any of your obligations under this agreement; or

other than as a result of illness or accident, after notice in writing, you wilfully neglect to provide or fail to remedy any default in providing the Services.

Any delay by the Client in exercising its rights to terminate shall not constitute a waiver of those rights.

Obligations on termination

Any Client property in your possession and any original or copy documents obtained by you in the course of providing the Services shall be returned to CEO at any time on request and in any event on or before the termination of this agreement. Subject to the Client's data retention guidelines, you also undertake to irretrievably delete any information relating to the business of the Client or any other Client in its group stored on any magnetic or optical disk or memory, and all matter derived from such sources which is in your possession or under your control outside the premises of the Client. This obligation includes requiring any substitute to delete such data where applicable.

Status

You will be an independent contractor and nothing in this agreement shall render you an employee, worker, agent or partner of the Client and you shall not hold yourself out as such.

You shall be fully responsible for and indemnify the Client against any liability, assessment or claim for: taxation whatsoever arising from or made in connection with the performance of the Services, where such recovery is not prohibited by law; and

any employment-related claim or any claim based on worker status (including reasonable costs and expenses) brought by you or any substitute against the Client arising out of or in connection with the provision of the Services, except where such claim is as a result of any act or omission of the Client.

The Client may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to you.

Variation

This agreement may only be varied by a document signed by both you and the Client.

Third party rights

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement and no person other than you and the Client shall have any rights under it. The terms of this agreement or any of them may be varied, amended or modified or this agreement may be suspended, cancelled or terminated by agreement in writing between the parties or this agreement may be rescinded (in each case), without the consent of any third party.

Governing law

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

Jurisdiction

The courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non- contractual disputes or claims).

Please acknowledge receipt of this letter and acceptance of its terms by signing, dating and returning the enclosed copy.

Yours sincerely,

/s/ RJ Tesi MD

RJ Tesi MD,

Managing Director, INmune Bio International

Consultant:

/s/ Mark Lowdell, PhD

Mark Lowdell, PhD

Appendix A

List of companies involved in adoptive cell therapy / immunotherapy with which Professor Lowdell has extant consultancy agreements at the commencement of this contract

Achilles Therapeutics Ltd – co-founder, shareholder, member of SAB Autolus Ltd

Avectas – chair of SAB

Cell Medica Ltd – co-founder, shareholder, member of SAB Novamune Inc – member of SAB

NWBio Inc